                                                                 ABRAHAM LINCOLN
                                                                      XX-0123456






                                  LINCOLN NATIONAL
                                 LIFE INSURANCE CO.
                       A part of LINCOLN NATIONAL CORPORATION


                                  ANNUITY CONTRACT

      FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY OR VARIABLE AND FIXED ANNUITY

                              BENEFIT PAYMENT OPTIONS

                                  NONPARTICIPATING




The Lincoln National Life Insurance Company (LNL) agrees to provide the benefits and other rights described in this Contract in accordance with the terms of this Contract.

NOTICE OF 10-DAY RIGHT TO EXAMINE CONTRACT. WITHIN 10 DAYS AFTER THIS CONTRACT IS FIRST RECEIVED, IT MAY BE CANCELLED FOR ANY REASON WITHOUT PENALTY (E.G., NO CONTINGENT DEFERRED SALES CHARGE WILL BE DEDUCTED) BY DELIVERING OR MAILING IT TO THE HOME OFFLCE OF LNL. UPON CANCELLATION, LNL WILL RETURN THE VALUE OF ANY PAYMENTS MADE TO THE VARIABLE ACCOUNT AND/OR ANY PURCHASE PAYMENT PAID UNDER THE FIXED PORTION OF THE CONTRACT.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. SEE PAGES 4 AND 6.



Signed for The Lincoln National Life Insurance Company at its Home Office in Fort Wayne, Indiana.



     /s/ Jon A. Boscia             /s/ Jon C. Gelst
     Jon A. Boscia, President      Jon C. Gelst, Second Vice President

                                 TABLE OF CONTENTS


     ARTICLE                                                               PAGE

     1         PURCHASE PAYMENTS                                            4
     2         BENEFITS                                                     5
     3         BENEFICIARY                                                  9
     4         GENERAL PROVISIONS                                           9
     5         ANNUITY PURCHASE RATES UNDER A VARIABLE PAYMENT OPTION      11
     6         ANNUITY PURCHASE RATES UNDER A FIXED PAYMENT OPTION         12
     7         GUARANTEED VALUES FOR FIXED ALLOCATIONS                     13

                                   CONTRACT DATA


                         CONTRACT NUMBER     XX-01 23456

                               ANNUITANT     ABRAHAM LINCOLN

                            AGE AT ISSUE     35

                           CONTRACT DATE     APRIL 1,1989

                        PURCHASE PAYMENT     $1,500.00

              PURCHASE PAYMENT FREQUENCY     MONTHLY

                           MATURITY DATE     APRIL 1, 2039




OWNER

ABRAHAM LINCOLN
MARY LINCOLN
TODD LINCOLN



BENEFICIARY DESIGNATION

AS NAMED IN APPLICATION OR SUBSEQUENT WRITTEN DESIGNATION




The portion of your Initial purchase payment allocated to the Fixed Account of your Annuity Contract is guaranteed to be credited an initial effective annual Interest rate of 4.500% through 04/09/1992. The $25.00 account charge referenced in Section 2.11 will not apply to your Contract.

ARTICLE I
PURCHASE PAYMENTS

1.01 WHERE PAYABLE

The Purchase Payments must be made to The Lincoln National Life Insurance Company (LNL) at its Home Office. The initial Purchase Payment for this Contract must be at least $5,000. Additional Purchase Payments must be at least $1,000.

1.02 VARIABLE ACCOUNT

Purchase Payments under the Contract may be allocated to the Lincoln National Life Variable Annuity Account C (Variable Account) and/or to the fixed portion of the Contract. The Variable Account is for the exclusive benefit of persons entitled to receive benefits under variable annuity contracts. The Variable Account will not be charged with the liabilities from any other part of LNL's business. There are currently eight sub-accounts in the Variable Account. The Owner may direct Purchase Payments under the Contract to any of the available sub-accounts subject to the following limitations. A minimum payment to any one sub-account must be at least $1,000. If the Owner elects to direct Purchase Payments to a new sub-account not previously selected, the election must be in writing to LNL. All the amounts allocated to each sub-account will be invested at net asset value in the shares of one of the regulated investment companies (the Eligible Funds). The Eligible Funds are:

1.   Lincoln National Growth Fund, Inc.
2.   Lincoln National Bond Fund, Inc.
3.   Lincoln National Money Market Fund, Inc.
4.   Lincoln National Special Opportunities Fund, Inc.
5.   Lincoln National Managed Fund, Inc.
6.   Lincoln National Putnam Master Fund, Inc.
7.   Lincoln National Social Awareness Fund, Inc.
8.   Lincoln National international Fund, Inc.
9.   Other Funds made available by LNL.

LNL reserves the right to eliminate the shares of any of the Eligible Funds and substitute the securities of a different investment company if the shares of an Eligible Fund are no longer available for investment, or if in the judgment of LNL, further investment in any Eligible Fund should become inappropriate in view of the purposes of the Contract. LNL may add an Eligible Fund in order to invest the assets of a new sub-account in the Variable Account. LNL shall give the Owner written notice of the elimination and substitution of Eligible Funds within five days after such substitution occurs.

LNL shall use the Purchase Payment allocated to the Variable Account by the Owner to buy Accumulation Units in the sub-account(s) selected by the Owner.
The number of Accumulation Units bought shall be determined by dividing the amount directed to the sub-account by the dollar value of an Accumulation Unit in such sub-account as of the day the Purchase Payments are received at the Home Office of LNL. The number of Accumulation Units held for the account of an Owner shall not be changed by any change in the dollar value of Accumulation Units in any sub-account.

1.03 NET INVESTMENT RATE AND NET INVESTMENT FACTOR

The Variable Account value of an Owner's Contract at any time prior to the Annuity Commencement Date equals the Value of the Accumulation Units held in the name of the Owner in the Variable Account under the Contract.

A "Valuation Date" is each day that the New York Stock Exchange is open for business. A "Valuation Period" is the period commencing at the close of business on the New York Stock Exchange on each Valuation Date and ending at the close of business on the next succeeding Valuation Date.

Accumulation Units for each sub-account are valued separately. Initially, the value of an Accumulation Unit in each sub-accounts was set at $1.00. Thereafter, the value of an Accumulation Unit in any sub- account on any Valuation Date equals the value of an Accumulation Unit in that sub-account as of the immediately preceding Valuation Date multiplied by the "net investment factor" of that sub-account for the current Valuation Period. In order to arrive at this factor, a "Gross Investment Rate" is first determined for each Eligible Fund for the Valuation Period. Such rate for the Valuation Period is equal to:

a)   the investment income of the Fund: plus
b)   capital gains (realized and unrealized); minus
c)   capital losses (realized and unrealized); minus
d)   certain operational expenses of the Fund; minus
e)   the reserve for federal taxes on realized capital gains (if applicable);
     minus
f) the investment advisory fee accrued by the Funds for each day of the Valuation Period--0.480% of the first $200,000,000 of net assets on an annual basis,(0.750% for the Lincoln National Putnam Master Fund, Inc./0.900% for the Lincoln National International Fund, Inc.), 0.400% of the next $200,000,000 of net assets, (0.700% for the Lincoln National Putnam Master Fund, lnc./0.750% for the Lincoln National International Fund, Inc.), and 0.300% of net assets above $400,000,000, (0.680% for the Lincoln National Putnam Master Fund, lnc./0.600% for the Lincoln National International Fund, Inc.); divided by
g)   the net asset value of the Fund as ofthe beginning of the Valuation Period.

The Gross Investment Rate may be positive or negative.

The Net Investment Rate for each sub-account is equal to the Gross Investment Rate of the Eligible Fund minus a daily charge at an annual rate of 1.002% for each day of the Valuation Period, plus or minus an adjustment for any taxes attributable to the operation of the Variable Account. LNL makes the 1.002% deduction for administrative expenses and mortality and expense risk guarantees.

The method used to determine unit values may increase or decrease the dollar value of benefits under the Contract. The dollar value of benefits will not be adversely affected by expenses incurred by LNL.

The Net Investment Factor for each sub-account is equal to 1.000000000 plus the Net Investment Rate for the period.

1.04 FIXED ALLOCATIONS

The Purchase Payments under the Contract may be allocated to the Variable Account and/or to the fixed portion of the Contract. A minimum payment to the fixed portion must be at least $1,000. Purchase Payments allocated to the fixed portion will be invested in the general account of LNL.

1.05 CREDITING OF INTEREST

Interest shall be credited daily on all Purchase Payments that are allocated to the fixed portion of this Contract.

Prior to the time the Annuitant elects to receive Benefit Payments or the death of the Annuitant, whichever occurs first, LNL guarantees that it will credit interest on fixed allocations at an effective annual rate not less than 4.5% during the first five contract years, 4.0% for the next five contract years, and 3.5% after that. A table of guaranteed values for the fixed allocations may be found in Article 7.

LNL may credit interest at rates in excess of the guaranteed rates at any time and guarantee higher rates for shorter periods of time.

1.06 AUTOMATIC NONFORFEITURE OPTION

This Contract will continue until the earlier of the Maturity Date, surrender of the Contract, or death of the Annuitant. Additional Purchase Payments may be made at any time. The total Account Value must be at least $600. If not, LNL may surrender the Contract. Purchase Payments may be resumed at any time prior to maturity, surrender, or death of the Annuitant.

1.07 TRANSFERS

The Owner may direct a transfer of assets from one sub-account to another sub-account or to the fixed portion of the Contract. The Owner may also direct a transfer of assets from the fixed portion of the Contract to one or more sub-accounts of the Variable Account. Such a transfer request must be in writing. Amounts transferred to the sub-account(s) will purchase Accumulation Units as described in the last paragraph of Section 1.02.

The minimum transfer amount is $500 or the entire amount in the sub-account/fixed portion, whichever is less. If after the transfer the amount remaining under this Contract in the sub-account/fixed portion from which the transfer is taken is less than $100, the entire amount held in that sub-account/fixed portion will be transferred with the transfer amount. The transfer is subject to any applicable transfer charge. There may not be more than one transfer in any thirty day period. LNL reserves the right to limit the number of transfers.

For transfers between sub-accounts and from the sub-account(s) to the fixed portion of the Contract, there are no restrictions on the maximum amount which may be transferred. For transfers from the fixed portion of the Contract to the Variable Account, the sum of the percentages of fixed value transferred will be limited to 25% in any 12 month period.

ARTICLE 2 BENEFITS

2.01 ANNUITY PAYMENTS

An election to receive proceeds under an Annuity Payment Option must be made by the Maturity Date.

If an Annuity Payment Option is not chosen prior to the Maturity Date, annuity payments will commence on the Maturity Date under the Annuity Payment Option providing a Life Annuity with Annuity Payments guaranteed for 10 years.

However, upon written request by the Owner and any Beneficiary who cannot be changed, the Maturity Date may be deferred. If the new Maturity Date extends beyond age 85, LNL reserves the right to restrict the availability of certain Annuity Payment Options.

2.02 CHOICE OF ANNUITY PAYMENT OPTION

BY OWNER

While the Annuitant is alive, the Owner may choose any Annuity Payment Option or change any choice, if that right has been reserved, but only before the Maturity Date. The election must be made not later than thirty days prior to the Maturity Date.

BY BENEFICIARY

At the time proceeds are payable, a Beneficiary may choose or change any Annuity Payment Option if proceeds are available to the Beneficiary in one sum.

A choice or change must be in writing to LNL.

2.03 ANNUITY PAYMENT OPTIONS

a) Life Annuity, Guaranteed Period - Payments will be made for life with no certain period or life and a 10 year certain period or life and a 20 year certain period.
b) Unit Refund Life Annuity - An annuity payable monthly during the lifetime of the Annuitant, terminating with the last payment due prior to the death of the Annuitant, provided that, at such death, the Beneficiary will receive an additional payment of the then dollar value of the number of Annuity Units equal to the excess, if any, of (a) over (b) where (a) is the total amount applied under the option divided by the Annuity Unit Value at the Annuity Commencement Date and (b) is the product of the number of Annuity Units represented by each payment and the number of payments made.
c) Joint Life Annuity, Guaranteed Period - Payments will be made for life with no certain period or life and a 10 year certain period or life and a 20 year certain period. Payments will be made during the joint life of the Annuitant and a Joint Annuitant of the Annuitant's choice. Payments continue for the life of the survivor at the death of the Annuitant or Joint Annuitant.
d)   Other options may be available as agreed upon by LNL.

At the time Annuity Payments start under the provisions of this Contract, the Owner may elect to have the total value applied to provide a variable annuity, a fixed annuity, or a combination fixed and variable annuity. If no election is made the value of the Annuitant's Variable Account shall be used to provide a variable annuity, and the value of the Annuitant's fixed allocations shall be used to provide a fixed annuity.

The amount of Annuity Payment will depend on the age and sex of the Annuitant at the time the first payment is due. A choice may be made to receive payments once each month, four times each year, twice each year, or once each year. The value used to effect benefit payments for an Annuitant will be calculated as of the fourteenth day prior to the date benefit payments start.

The payment amounts shown in the option tables in Article S will be used to determine the first monthly payment under a variable payment option. The tables show the dollar amount of the first monthly payment which can be purchased with each $1,000 of Account Value, after deduction of any applicable premium taxes. Amounts shown use the 1971 Individual Annuity Mortality Table, modified, with a guaranteed rate of return of 5% per year.

The payment amounts shown in the option tables in Article 6 will be used to determine the monthly payments under a fixed payment option. The tables show the dollar amount of the monthly payments which can be purchased with each $1,000 of account value, after deduction of any applicable premium taxes. Amounts shown use the 1971 Individual Annuity Mortality Table, modified, with a guaranteed rate of return of 3 1/2% per year.

The following shall apply only in situations where the provisions of the Retirement Equity Act of 1984 are required:

If the Beneficiary or Joint Annuitant is the Annuitant's spouse, then under the Annuity Payment Option elected, the present value of the payments projected to be made to the Annuitant must equal more than 50% of the present value of the total payments projected to be made to the Annuitant and the Beneficiary or Joint Annuitant. The present value of such projected payments shall be determined on the basis of the actuarial assumptions used by LNL in determining the amount of annuity payments.

2.04 DETERMINATION OF THE AMOUNT OF VARIABLE ANNUITY PAYMENTS AFTER THE FIRST

Each Variable Annuity Payment after the first will be determined by multiplying the Annuity Unit Value of the date each payment is due by a constant number of Annuity Units. This constant is determined by dividing the amount of the first payment by the Annuity Unit Value for the date the first payment is due.

The Annuity Unit Value for any Valuation Period for any sub-account is determined by multiplying the Annuity Unit Value for the immediately preceding Valuation Period by the product of (a) 0.999866337 raised to a power equal to the number of days in the current Valuation Period and (b) the Net Investment Factor of the sub-account for the Valuation Period containing the fourteenth day prior to the last day of the current Valuation Period.

The valuation of all assets in the sub-account shall be determined in accordance with the provisions of applicable laws, rules, and regulations. The method of determination by LNL of the value of an Accumulation Unit and of an Annuity Unit will be conclusive upon the Annuitant and any Beneficiary.

LNL guarantees that the dollar amount of each installment after the first shall not be affected by variations in mortality experience from mortality assumptions on which the first installment is based.

2.05 PROOF OF AGE

Annuity Payment will be subject to proof of age that LNL will accept.

2.06 AMOUNT REQUIREMENTS FOR ANNUITY PAYMENT OPTIONS AND PAYMENTS

If the Annuity Payment Option chosen results in payments of less than $50 per sub-account, the frequency will be changed so that payments will be at least $50.

2.07 EVIDENCE OF SURVIVAL

LNL has the right to ask for proof that the person on whom the payment is based is alive when each payment is due.

2.08 CHANGE IN ANNUITY PAYMENT

Changes in Annuity Payments may not be made after Annuity Payments commence.

2.09 ASSIGNMENT

This Contract or any portion of this contract may not be assigned except pursuant to a Domestic Relations Order issued by court of proper jurisdiction for any non-qualified Contract or pursuant to a Qualified Domestic Relations Order, as defined under the Internal Revenue Code.

2.10 ACCOUNT VALUE

The Account Value is the Value of all Accumulation Units held in the name of the Owner in the Variable Account plus the value of the fixed portion of the Contract.

2.11 ACCOUNT CHARGE

On the last business day of each Contract Year, LNL will deduct $25.00 from the Account Value. At surrender the Account Charge will be deducted from the Account Value. If the Owner has elected more than one sub-account, the deduction of the Account Charge shall be taken from each sub-account on a pro-rata basis. Each sub-account will be adjusted by an amount equal to a fraction of the charge.
The fraction is equal to "a" divided by "b", where a is the Account Value of the sub-account and "b" is the value of all sub-accounts under the Contract. The fraction for each sub-account is applied to the deduction to determine each sub-account's deduction.

For the purposes of this Section, the fixed portion of the Contract is considered a sub-account.

2.12 SURRENDER OPTION

The Owner may surrender this Contract for its surrender value. On surrender, this Contract terminates. Surrender will be effective on date on which LNL has receives a written request at its Home Office. The surrender value will be the total Account Value less a Surrender Charge and less the Account Charge.

The Surrender Charge is calculated as a percentage of the Purchase Payments surrendered. This percentage is based on the number of completed Contract Years between the Contract Year of Purchase Payment and the Contract Year of surrender/withdrawal as shown in the following schedule. The Surrender Charge is calculated separately for each Contract Year's Purchase Payments.


     CONTRACT YEAR OF
     SURRENDER/WITHDRAWAL          CHARGE AS A % OF TOTAL
     MINUS CONTRACT YEAR OF        PURCHASE PAYMENTS SURRENDERED/
     PURCHASE PAYMENTS             WITHDRAWN IN A CONTRAT YEAR
          0                                  7
          1                                  6
          2                                  5
          3                                  4
          4                                  3
          5                                  2
          6                                  1
          7+                                 0


A Contract Year is the period from the Contract effective date (month and Day) to the anniversary of the Contract effective date in the following year.

Any payment will be by check and mailed from LNL's Home Office within seven days after receipt of the surrender request: however, LNL may be permitted to defer such payment under the Investment Company Act of 1940, as in effect at the time a request for surrender is received. Interest will be credited to money in the fixed portion of this contract during the deferral period. The Surrender Option is not available after Annuity Payments have begun.

Any Account Value payable as a result of annuitization, total and permanent disability of the Annuitant subsequent to the effective date of this Contract and prior to the 65th birthday of the Annuitant, or death of the Annuitant will not be subject to the Surrender Charges. Total and permanent disability is defined as the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. LNL must be furnished with proof of the existence thereof by way of a physician's statement.

2.13 WITHDRAWAL OPTION

The Owner may withdraw a part of the surrender value of this Contract, subject to the charges outlined under Surrender Option 2.12. The first partial withdrawal in any Contract Year up to 15% of Purchase Payments will be free of charges.

The Surrender Charge is calculated separately for each Contract Year's Purchase Payments. For Surrender Charge purposes, LNL assumes that Purchase Payments are withdrawn on a "first in-first out (FIFO)" basis, and that all Purchase Payments are withdrawn before any earnings are withdrawn.

Withdrawal will be effective on the valuation date on which or next following the date LNL receives a written request at its Home Office. The minimum withdrawal is $100. If any withdrawal reduces the total Account Value to less than $600, LNL may surrender the Contract for its value. The remaining value will be subject to the charges as provided under Surrender Option. The request should specify from which sub-account the withdrawal will be made. If no sub- account is specified, LNL will withdraw, on a prorata basis from each sub-account, the amount requested. Any payment will be by check and mailed from LNL's Home Office within seven days after the date of withdrawal; however, LNL may be permitted to defer such payment under the Investment Company Act of 1940, as in effect at the time such request for withdrawal is received. The Withdrawal Option is not available after Annuity Payments have begun.

For purposes of this Section, the fixed portion of the Contract is considered a sub-account.

2.14 DISTRIBUTIONS FROM IRC SECTION 403(b)

Pursuant to requirements of The Tax Reform Act of 1986, section 1123(c)(1) amending IRC Section 403(b), effective January 1,1989:

Distributions of post 12/31/88 403(b) Tax Deferred Annuity elective deferrals and earnings under this contract may be made only when:

    - You attain the age of 59 1/2, separate from service, die, or become disabled. The term disabled shall be as defined in the plan, or in the absence of such definition, as defined in IRC Section 72(m)(7), or

    - you experience a case of hardship. Hardship shall be determined by the employer, plan administrator, trustee, or person performing similar functions. In the case of hardship distributions, only your contributions, and not the income attributable to your contributions, may be distributed.

2.15 DEATH OF ANNUITANT

On receipt of due proof of the death of the Annuitant before a choice is made to receive proceeds under an Annuity Payment Option, LNL will pay to the Beneficiary the value of the Contract as of the day on which written notice of death is received by LNL. Due proof of death shall be either a certified copy of the certificate of death, a certified copy of the statement of death from the attending physician, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to LNL.

On receipt of due proof of death of the Annuitant after Annuity Payments have begun under an Annuity Payment Option, if any Annuity Payments remain under the Option they will be paid to the Beneficiary as provided by the Option.

Unless otherwise provided in the Beneficiary designation, if no Beneficiary survives the Annuitant, the proceeds will be paid in one sum to the Owner, if living; otherwise, to the Owner's estate.

If the Beneficiary designated at the Annuitant's death is a surviving spouse, the Contract may be continued in the name of the spouse as the Annuitant.

For a Beneficiary other than a spouse, if the Annuitant dies before Annuity Payments have begun under this Contract, the proceeds must be distributed to the designated Beneficiary within five years of the death of the Annuitant.

For a Beneficiary other than a spouse, if the Annuitant dies after Annuity Payments have begun under this Contract the remaining portion of the Annuitant's interest must either be distributed at least as rapidly as under the method of distribution being used as of the date of the Annuitant's death or distributed over the life of the Beneficiary or a period not extending beyond the life expectancy of the Beneficiary. The distribution of these amounts must begin not later than one year after the Annuitant's death.

2.16 DEATH OF CONTRACT OWNER

If the owner of a non-qualified contract dies before annuity payments have begun, then in accordance with the provisions of Section 72(s) of the Internal Revenue Code (IRC), the Cash Surrender Value (proceeds) of the Contract will be paid as follows:

    - Upon the death of a non-annuitant owner, the proceeds shall be paid to any surviving joint or contingent owner.

    - If no joint or contingent owner has been named, then the proceeds shall be paid to the annuitant named in the Contract.

If the decedent owner or joint owner is also the annuitant, then the death will be treated as death of the annuitant subject to the provisions of this Contract regarding death of annuitant.

If the recipient of the proceeds is the surviving spouse, such surviving spouse shall be deemed as having held the Contract with rights of survivorship and the Contract may be continued in the name of such spouse as owner.

In accordance with IRC Section 72(5), any distribution must be paid within 5 years of the death of the owner unless the beneficiary begins receiving, within one year of the Contract Owner's death, the distribution in the form of a life annuity or an annuity for a period certain not exceeding the beneficiary's life expectancy.

2.17 JOINT/CONTINGENT OWNERSHIP

If joint owners are named in the application such joint owners shall be treated as having equal undivided interest in the Contract. Either owner, independent of the other, may exercise any ownership rights in this Contract.

A contingent owner cannot exercise any ownership rights in this Contract while the Contract Owner is alive.


ARTICLE 3
BENEFICIARY

3.01 DESIGNATION

The Beneficiary named in the application for this Contract will receive the proceeds on the death of the Annuitant unless the Beneficiary has been changed by the Owner.

3.02 CHANGE

The Owner may change any Beneficiary during the life of the Annuitant unless otherwise provided in the previous designation. A change of Beneficiary will revoke any previous designation.

A change may be made by filing a written request to LNL at its Home Office. The change will become effective upon receipt of the written request by LNL at its Home Office.

3.03 DEATH OF BENEFICIARY

Unless otherwise provided in the Beneficiary designation, if any Beneficiary dies before the Annuitant, that Beneficiary's interest will pass to any other Beneficiaries according to their respective interests.

If the Beneficiary dies while receiving any remaining Annuity Payments due after the death of the Annuitant, the value of the remainder of such Annuity Payments will be paid in one sum to the Beneficiary's estate.

ARTICLE 4
GENERAL PROVISIONS

4.01 THE CONTRACT

This Contract the application, and any riders attached to this Contract make up the whole Contract. Only the President, a Vice-President, the Secretary or an Assistant Secretary of LNL has the power, on behalf of LNL, to change, modify, or waive any provisions of this Contract.

Any changes, modifications, or waivers must be in writing. No representative or person other than the above named officer has authority to change or modify this Contract or waive any of its provisions.

All terms used in this Contract will have usual and customary meaning except when specifically defined.

LNL reserves the right to unilaterally change the terms of this Contract for the purpose of keeping this Contract in compliance with federal or state law.

4.02 CONTROL

Consistent with the terms of any Beneficiary designation, the Owner may, during the life of the Annuitant, do any of the things described below.

    - Prior to the time when Annuity Payments have begun the Owner may surrender this Contract or withdraw a portion of the surrender value. The Owner may change this Contract with the consent of LNL.
    - The Owner may exercise any right, receive any benefit, or enjoy any privilege contained in this Contract.

4.03 INCONTESTABILITY

This Contract will not be contested.

4.04 MISSTATEMENT OF AGE

If the age of the Annuitant has been misstated, the benefits available under this Contract will be those which the Purchase Payments would have purchased for the correct age. Any underpayments already made by LNL shall be made up immediately and any overpayments already made by LNL shall be charged against the Annuity Payments falling due after adjustment.

4.05 NONPARTICIPATING

The Contract is nonparticipating and will not share in the surplus earnings of LNL.

4.06 VOTING RIGHTS

The Owner shall have the right to vote only at the meetings of the Eligible Fund(s) invested in by the Owner due to their interest in the sub-accounts of the Variable Account. Ownership of this Contract shall not entitle any person to vote at any meeting of shareholders of LNL. Votes attributable to the Contract shall be cast in conformity with applicable law.

4.07 OWNERSHIP OF THE ASSETS

LNL shall have exclusive and absolute ownership and control of its assets, including all assets in the Variable Account.

4.06 REPORTS

At least once each Contract Year LNL shall mail a report to the Owner. The report shall be mailed to the last address known to LNL. The report shall include a statement of the number of units credited to the Variable Account under this Contract and the dollar value of such units as well as a statement of the value of the fixed portion of this Contract. The information in the report shall be as of a date not more than two months prior to the date of mailing the report. LNL shall also mail to the Owner at least once in each Contract Year a report of the investments held in the sub-accounts under this Contract.

4.09 PREMIUM TAX

State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by LNL.

                                     ARTICLE 5
               ANNUITY PURCHASE RATES UNDER A VARIABLE PAYMENT OPTION

                  DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
                         PURCHASED WITH EACH $1,000 APPLIED

                               SINGLE LIFE ANNUITIES


                          No       120       240
                         Period    Months    Months    Unit
               Age       Certain   Certain   Certain   Refund
               60       $5.69     $5.61     $5.38     $5.47
               61        5.79      5.70      5.44      5.55
               62        5.90      5.79      5.50      5.63
               63        6.01      5.89      5.57      5.72
               64        6.13      6.00      5.63      5.82
               65        6.26      6.12      5.69      5.92
               66        6.40      6.24      5.75      6.03
               67        6.56      6.37      5.82      6.15
               68        5.72      6.50      5.88      6.27
               69        6.90      6.65      5.93      6.40
               70        7.10      6.80      5.99      6.54
               71        7.32      6.96      6.04      6.68
               72        7.55      7.13      6.08      6.84
               73        7.80      7.30      6.12      7.00
               74        8.07      7.48      6.16      7.17
               75        8.37      7.66      6.19      7.36


                    JOINT AND SURVIVOR ANNUITIES


     JOINT AND FULL TO SURVIVOR              JOINT AND TWO-THIRDS TO SURVIVOR
          Certain Period                          Certain Period

                                       Joint
     None      120 Months  240 Months   Age  None      120 Months   240 Months
    $5.08     $5.07       $5.05        60   $5.47     $5.42        $5.26
     5.14      5.14        5.11         61   5.56      5.50         5.33
     5.22      5.21        5.17         62   5.65      5.59         5.39
     5.29      5.29        5.24         63   5.75      5.68         5.45
     5.37      5.37        5.30         64   5.86      5.77         5.52
     5.46      5.46        5.38         65   5.97      5.88         5.58
     5.56      5.55        5.45         66   6.09      5.99         5.65
     5.66      5.65        5.52         67   6.23      6.11         5.71
     5.77      5.76        5.60         68   6.37      6.24         5.78
     5.90      5.88        5.67         69   6.53      6.37         5.84
     6.03      6.00        5.75         70   6.70      6.51         5.90
     6.17      6.14        5.82         71   6.89      6.66         5.96
     6.32      6.28        5.89         72   7.09      6.82         6.01
     6.49      6.43        5.95         73   7.31      6.99         6.06
     6.66      6.60        6.01         74   7.54      7.16         6.11
     6.86      6.77        6.06         75   7.80      7.34         6.15

                                     ARTICLE 6
                ANNUITY PURCHASE RATES UNDER A FIXED PAYMENT OPTION

                GUARANTEED DOLLAR AMOUNT OF MONTHLY PAYMENT WHICH IS
                         PURCHASED WITH EACH $1,000 APPLIED

                              SINGLE LIFE ANNUITIES

                           No       120       240
                         Period    Months    Months    Cash
               Age       Certain   Certain   Certain   Refund
               60       $5.31     $5.17     $4.77     $4.83
               61        5.43      5.27      4.83      4.92
               62        5.56      5.38      4.89      5.01
               63        5.70      5.50      4.95      5.10
               64        5.85      5.62      5.01      5.20
               65        6.00      5.74      5.07      5.31
               66        6.17      5.88      5.13      5.42
               67        6.35      6.01      5.18      5.53
               68        6.55      6.16      5.24      5.65
               69        6.75      6.30      5.29      5.79
               70        6.98      5.46      5.34      5.92
               71        7.21      6.63      5.38      6.06
               72        7.47      6.79      5.42      6.22
               73        7.75      6.96      5.46      6.37
               74        8.04      7.13      5.49      6.54
               75        8.36      7.31      5.52      6.73


                    JOINT AND SURVIVOR ANNUITIES


     JOINT AND FULL TO SURVIVOR    JOINT AND TWO-THIRDS TO SURVIVOR
          Certain Period                     Certain Period

                                       Joint
     None      120 Months  240 Months   Age  None      120 Months     240 Months
    $4.49     $4.48       $4.41        60   $5.01     $4.92          $4.64
     4.58      4.57        4.48         61   5.11      5.01           4.71
     4.67      4.65        4.55         62   5.23      5.11           4.77
     4.76      4.75        4.62         63   5.35      5.22           4.84
     4.86      4.85        4.69         64   5.48      5.33           4.90
     4.97      4.95        4.77         65   5.62      5.45           4.97
     5.09      5.06        4.84         66   5.76      5.58           5.03
     5.21      5.18        4.92         67   5.92      5.71           5.09
     5.34      5.31        4.99         68   6.09      5.85           5.15
     5.49      5.44        5.07         69   6.27      5.99           5.21
     5.64      5.58        5.14         70   6.46      6.14           5.27
     5.80      5.73        5.21         71   6.67      6.30           5.32
     5.98      5.89        5.27         72   6.90      6.46           5.37
     6.17      6.06        5.33         73   7.14      6.63           5.41
     6.37      6.23        5.38         74   7.40      6.81           5.45
     6.59      6.41        5.43         75   7.67      6.99           5.49

                                      ARTICLE 7
                  GUARANTEED ACCUMULATED VALUES AND SURRENDER VALUES
                                FOR FIXED ALLOCATIONS*
                     $5,000 Initial Purchase Payment Thereafter
                           $1,000 Annual Purchase Payment


                    End       Guaranteed     Guaranteed
                    of        Accumulated    Surrender
                    Year      Value          Value
                    1         $5,200.00      $ 4,850.00
                    2          6,454.00        6,084.00
                    3          7,784.43        7,384.43
                    4          9,133.83        8,753.83
                    5         10,564.85       10,194.85
                    6         12,002.45       11,652.45
                    7         13,497.54       13,177.54
                    8         15,052.45       14,772.45
                    9         16,669.54       16,389.54
                    10        18,351.32       18,071.32
                    11        20,003.62       19,723.62
                    12        21,713.75       21,433.75
                    13        23,483.73       23,203.73
                    14        25,315.66       25,035.66
                    15        27,211.71       26,931.71
                    16        29,174.12       28,894.12
                    17        31,205.21       30,925.21
                    18        33,307.39       33,027.39
                    19        35,483.15       35,203.15
                    20        37,735.06       37,455.06
                    21        40,065.79       39,785.79
                    22        42,478.09       42,198.09
                    23        44,974.83       44,694.83
                    24        47,558.95       47,278.95
                    25        50,233.51       49,953.51
                    20        53,001.68       52,721.68
                    27        55,866.74       55,586.74
                    28        58,832.08       58,552.08
                    29        61,901.20       61,621.20
                    30        65,077.74       64,797.74
                    31        68,365.46       68,085.46
                    32        71,768.25       71,488.25
                    33        75,290.14       75,010.14
                    34        78,935.30       78,655.30
                    35        82,708.03       82,428.03
                    36        86,612.81       86,332.81
                    37        90,654.26       90,374.26
                    38        94,837.16       94,557.16
                    39        99,166.46       98,886.46
                    40       103,647.29      103,367.29
                    41       108,284.94      108,004.94
                    42       113,084.92      112,804.92
                    43       118,052.89      117,772.89
                    44       123,194.74      122,914.74
                    45       128,516.55      128,236.55


*Guaranteed Accumulated Values and Guaranteed Surrender Values may be more or less than shown in the table because of the variable of the day of receipt of the Purchase Payment at the Home Office from period to period and the crediting of interest to the Annuitant's account on a daily basis. Values shown are based upon contributions equally spaced with interest occurring at the beginning of the year.
These values do not provide for premium tax,  if any.

                             VARIABLE ANNUITY AMENDMENT

       MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED ("THIS CONTRACT")


Any reference to Fund or Funds shall be followed by "and Series".

VARIABLE ACCOUNT, on page 4 of this Contract, shall be amended in part as follows:

"The Eligible Funds and Series are:

1.   Lincoln National Growth & Income Fund, Inc.
2.   Lincoln National Bond Fund, Inc.
3.   Lincoln National Money Market Fund, Inc.
4.   Lincoln National Special Opportunities Fund, Inc.
5.   Lincoln National Managed Fund, Inc.
6.   Lincoln National Global Asset Allocation Fund, Inc.
7.   Lincoln National Social Awareness Fund, Inc.
8.   Lincoln National International Fund, Inc.
9.   Lincoln National Aggressive Growth Fund, Inc.
10.  Lincoln National Capital Appreciation Fund, Inc.
11.  Lincoln National Equity-Income Fund, Inc.
12.  Delaware Group Premium Fund, Inc. Equity/Income Series.
13.  Delaware Group Premium Fund, Inc. Emerging Growth Series.
14.  Delaware Group Premium Fund, Inc. Global Bond Series.
15.  Other Funds and Series made available by LNL."

Subsection (f) under NET INVESTMENT RATE AND NET INVESTMENT FACTOR, on page 4 and 5 of this Contract shall be amended in its entirety as follows:

"the investment advisory fee accrued by the Fund or Series for each day of the Valuation Period from the Advisory Fee Table below; divided by"

                         Advisory Fee Table

                                                                  In excess
Fund or Series                  First             Next            of $400
                                $200 million...  $200 million...  million...
                                        Of average daily net asset value
Aggressive Growth               .75 of 1%         .70 of 1%       .65 of 1%
Capital Appreciation            .80 of 1          .80 of 1        .80 of 1
Equity-Income                   .95 of 1          .95 of 1        .95 of 1
Global Asset Allocation         .75 of 1          .70 of 1        .68 of 1
International                   .90 of 1          .75 of 1        .60 of 1
Delaware Equity/Income Series   .60 of 1          .60 of 1        .60 of 1
Delaware Emerging Growth Series .75 of 1          .75 of 1        .75 of 1
Delaware Global Bond Series     .75 of 1          .75 of 1        .75 of 1
All other Funds                 .48 of 1          .40 of 1        .30 of 1


                    THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


                         /s/ PATRICK WILTSHIRE

                      PATRICK WILTSHIRE, SECOND VICE PRESIDENT

                                      ANNUITY
                                      CONTRACT

              DEFERRED VARIABLE ANNUITY OR VARIABLE AND FIXED ANNUITY

                              BENEFIT PAYMENT OPTIONS

                                  NONPARTICIPATING




                        If you have any questions concerning
                     this Contract, or if anyone suggests that
                    you change or replace this Contract, please
                         contact your Lincoln National Life
                     representative or the Home Office of LNL.






                                THE LINCOLN NATIONAL
                               LIFE INSURANCE COMPANY

                             1300 SOUTH CLINTON STREET
                                   P.O. BOX 2340
                             FORT WAYNE, INDIANA 46801

                                    800-348-1212